Exhibit 10.7

JIYA ACQUISITION CORP.
628 Middlefield Road

Palo Alto, CA 94301

Mayank Gandhi

1118 Eastmoor Road

Burlingame, CA 94010
via email: mayankjg@yahoo.com

Dear Mayank:

We are pleased to offer you the position of Vice President, Business Development of Jiya Acquisition Corp. (the “Company”), which is a newly incorporated blank check company (“SPAC”) whose purpose is to effect an initial public offering (the “IPO”) and complete a business combination with a target business (“Target”) to be identified after completion of the IPO. The Company is being formed by Jiya Holding Company, LLC (the “Sponsor”). This offer letter (“Offer Letter”) memorializes the general terms of your employment with the Company:

1.	Position and Title. Your title will be Vice President, Corporate Development of the Company, and you will report directly to the Chief Executive Officer of the Company. In this role, it is anticipated that you will devote 100% of your normal working time to the business of the Company.

2.	Start Date and Location. Your employment commenced as of October 1, 2020 (the “Start Date”). Your primary place of employment will be at the address set forth above, subject to travel from time to time as reasonably required for business reasons and any applicable restrictions as a result of the COVID-19 pandemic.

3.	Compensation. Your full-time base cash compensation will be at a rate of $225,000 per year.

4.	Equity Awards. You will receive an award of 40,000 shares of Class B common stock of the Company (the “Class B shares”) (valued at $10.00 per share for purposes of valuing such shares in connection with the IPO), which will be granted to you by the Sponsor. The Class B shares shall at all times (including after vesting) be subject to such rights and restrictions (including, without limitation, transfer restrictions) as applicable to Class B shares held by the Sponsor. In addition, you will receive a grant of 8,000 shares of Class B common stock that will vest upon on the second anniversary following the successful closing of the initial business combination with the Target (the “Performance Equity”). The Performance Equity will be subject to the terms and conditions set forth in the applicable agreements evidencing such equity. Upon execution of any stock agreement regarding the Class B shares, you may file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Class B shares within 30 days after the grant thereof.

(a)	The Class B shares will vest as follow: 25% of Class B shares will vest with a 1-year cliff on the first anniversary of the date of grant and the remaining 75% will vest monthly over 36 months, subject to your continued employment through each applicable vesting date.

(b)	The Performance Equity will vest on the second anniversary following the successful closing of the initial business combination with the Target.

(c)	Acceleration. In the event you are not offered an ongoing role with the Target business post de-SPAC merger, 100% of the Class B shares and Performance Equity will immediately become fully vested as of the date of the de-SPAC merger.

5.	Employee Benefits; Business Expense Reimbursement. You, your spouse and your other eligible dependents will be eligible to participate in the employee benefit programs established by the Company from time to time in accordance with their terms (which may include group medical, dental, and vision insurance plans, a 401k plan, long and short term disability plans, life insurance coverage). You will also be eligible for the Company’s standard paid vacation, paid sick time and paid holidays benefits in effect from time to time in accordance with their terms. The Company will also reimburse you for all reasonable “out-of-pocket” business expenses you incur in carrying out your duties to the Company hereunder, that are properly incurred and submitted in accordance with the Company’s expense reimbursement policies in effect from time to time

6.	Indemnification; D&O Insurance. To the fullest extent allowed by applicable law and the Company’s Bylaws, Articles of Incorporation and other organizing documents of the Company (which shall, in the aggregate, provide for the maximum level of protection allowed by applicable law), the Company will indemnify, defend and hold you harmless from and against any and all claims, liabilities and expenses of any kind and nature (including, without limitation, any reasonable attorneys’ fees, settlements, judgments, fines, excise taxes and other costs) which you actually and reasonably incur in connection with any threatened, pending or completed action, suit or proceeding of any kind whether civil, criminal, administrative or investigative to which you are made or threatened to be made a party, witness or other participant by reason of your being an officer or director of the Company or any affiliates or by reason of your performance of any duties on behalf of the Company or services rendered at the request of the Company or any affiliates in any such capacity (including a right to advancement of any expenses for which indemnification is available in accordance with Section 8.02 of the Company’s Bylaws)). In addition, the Company will maintain, at its sole expense, director and officer liability insurance covering you, to the same extent as each other officer and/or director of the Company, both for the period of your service as an officer and/or director of the Company and for so long thereafter as you may reasonably be subject to any claim, covering any acts or omissions in your capacity as an officer and/or director of the Company or any affiliates.

7.	Restrictive Covenants. You acknowledge that, during the course of your employment, you will receive and have access to confidential or proprietary information of the

Company, Sponsor and their respective affiliates, including, without limitation, detailed employee data and information relating to the operations and business of the Company (as determined at any relevant time) (whether written, oral or in any other medium, collectively, “Confidential Information”), and, accordingly, you are willing to enter into the covenants described in this section in order to provide the Company with what you consider to be reasonable protection for those interests.

(a)	Confidential information. All Confidential Information acquired or generated by you, or of which you otherwise become aware in connection with your employment with the Company will be and remain the property of the Company (or, as applicable, an affiliate of the Company (as determined at any relevant time)), will be used by you only as required in the performance of your duties and will be returned to the Company (or its applicable affiliate), on request or on termination of your employment. As used in this Offer Letter, Confidential Information shall not include any information that: (i) is or becomes generally used in the industry, or publicly available, through lawful means and without violation of this Section 7 by you or any of your representatives; (ii) was known to you and lawfully in your possession prior to the Start Date; or (iii) is independently developed by you without the use of Confidential Information or lawfully disclosed to you by a third party that is unrelated to the Company, Sponsor or any of their respective affiliates, provided that such third party is not bound by obligations of confidentiality (including, without limitation, any contractual, legal or fiduciary obligation of confidentiality) to the Company, Sponsor or any of their respective affiliates with respect thereto.

Subject to the remainder of this Section 7.a, you will use all reasonable efforts to protect and maintain the confidentiality of Confidential Information and will keep the Confidential Information secret and you will not, without the express written permission of the Company, disclose Confidential Information to anyone outside of the Company or use Confidential Information other than in furtherance of the Company’s business, except as properly required in the performance of your duties for the Company. Your obligations under this clause continue during and after your employment by the Company, without limit in time.

You acknowledge that the Company may receive the confidential information of others in the ordinary course of business, and that the Company may be subject to a duty to maintain the confidentiality of such information. You will not disclose such confidential information to anyone outside of the Company or use such information for any purpose other than as is required in the performance of your duties and as is consistent with the Company’s duty to maintain the confidentiality of such information.

All Confidential Information will remain the sole and exclusive property of the Company (or its applicable affiliate). No license or other right to any intellectual property is granted to you under this Offer Letter or otherwise. To the extent that you acquire any right, title, or interest in or to any Confidential Information, you hereby irrevocably assign to the Company all such right, title and interest in and to such Confidential Information.

Nothing in this Offer Letter or otherwise limits your ability to communicate directly with and provide information (including documents not otherwise protected from disclosure by any applicable law or privilege) to the Securities and Exchange Commission (“SEC”) or any other Government Agency (as defined below) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Offer Letter or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency.

Notwithstanding the foregoing and without limiting the generality of the paragraph above, you may disclose Confidential Information to the extent it is in response to a valid order of a court or any other federal, state or local governmental agency or commission (“Government Agency”) or to otherwise comply with applicable law; provided, however, subject to the remainder of this section of this Offer Letter and the paragraph that immediately follows, you will first give written notice to the Company and reasonably cooperate with the Company to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by applicable law.

Notwithstanding anything in this Offer Letter to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the Company and you acknowledge and agree that you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of any trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

The provisions of this section will survive the termination of this Offer Letter and your employment.

(b)	Non-Solicitation. During the term of your employment and for a period of twelve (12) months following the date on which your employment with the Company terminates for any reason, regardless of whether the termination is initiated by you or the Company, you will not, directly or indirectly, (i) solicit or induce, or attempt to solicit or induce, any employee, officer or consultant of the Company, to leave the employ or service of the Company, or interfere with the relationship between any member of the Company and any employee, officer or consultant thereof, or (ii) solicit or induce, or attempt to solicit or induce, using any Confidential Information, any customer, supplier, agent, intermediary or other business relation of the Company to reduce or cease doing business with the Company, or interfere with the relationship between any such customer, supplier, agent, intermediary or business relation and the Company (including making any negative statements or communications concerning the Company); provided, however that nothing contained in this covenant will prohibit public advertising or general solicitations so long as the advertising and solicitations are not specifically directed to employees, officers, consultants, customers, suppliers, licensees or other business relations of the Company.

(c)	Remedies and Injunctive Relief. You acknowledge that a violation of any of the covenants contained in this Section 7 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Offer Letter to the contrary, the Company shall be entitled to seek specific performance and/or injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions), without posting a bond or other security, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 7, in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Offer Letter or otherwise, and all of the Company’s rights shall be unrestricted.

8.	Corporate Opportunities. During your employment with the Company, you acknowledge and agree that, consistent with your duties as an officer of the Company, you will not enter into any agreements on non-arms-length terms with any party that you are in any way related to, unless otherwise expressly agreed to and approved in advance by the Company.

9.	At Will. You understand that your employment will be “at will”, which means that both you and the Company may terminate your employment at any time and for any reason. Notwithstanding anything herein to the contrary, in order to terminate your employment for any reason, you agree to provide the Company with at least forty-five (45) days’ advance written notice of your intent to voluntary resign from employment. The Company may, in its sole discretion, waive the notice period upon your resignation and your employment will immediately terminate at that time with no right to additional compensation (other than earned but unpaid base salary through the date of termination).

10.	Withholding; Section 409A. The Company may deduct and withhold from any amounts payable under this Offer Letter such federal, state, local, or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation, as applicable. It is the intent of the parties that the provisions of this Offer Letter either comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) or that one or more elements of compensation or benefits be exempt from Section 409A. Accordingly, the parties intend that this Offer Letter be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Section 409A to the extent reasonably practicable. If any payment or benefits provided to you under any provision hereunder will violate Section 409A, you and the Company will use commercially reasonable efforts to modify such provision in order for such provision to comply with or be exempt from Section 409A, which such modification shall be made in good faith, and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company without violating the provisions of Section 409A. For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company or one of its subsidiaries. The Company cannot make any guarantees with respect to compliance with such requirements, and neither the Company nor any affiliate will have any obligation to indemnify you or otherwise hold you harmless from any or all of such taxes or penalties. To the extent necessary to comply with Section 409A, if the period during which you have discretion to execute or to revoke the release of claims described in Section 9 straddles two of your taxable years, then the Company will provide benefits starting in the second of such taxable years, regardless of in which taxable year your actually delivers the executed release to the Company. To the extent you are a “specified employee” within the meaning of Section 409A as of the date of termination of your employment, no amounts payable under this Offer Letter that constitute deferred compensation within the meaning of Section 409A which is payable on account of your separation from service shall be paid to you before the date which is the first day of the seventh month after such date of termination of employment (the “Delayed Payment Date”) or, if earlier, the date of your death following such separation from service. All such amounts that would, but for the preceding sentence become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

11.	Governing Law. This Offer Letter shall be construed and enforced in accordance with the laws of the State of California, notwithstanding any state’s choice-of-law rules to the contrary.

12.	Dispute Resolutions. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, before the American Arbitration Association (“AAA”) in Palo Alto, California under the AAA’s then-current national rules for the resolution of employment disputes, (ii) you and the Company are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a single, mutually-agreed neutral arbitrator who shall issue a written opinion including essential findings of fact and conclusions of law, (iv) the arbitration shall provide for adequate discovery, (v) in resolving any matter submitted to arbitration, the arbitrator shall strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction shall be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury, (vi) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law; and (v) the prevailing party in any such arbitration or other legal dispute between the parties under this Section 12 will be entitled to any award of costs and reasonable attorneys’ fees in addition to any other relief.

13.	Successors and Assigns. This Offer Letter is binding on, inure to the benefit of and be enforceable by the Company and you, any successor to or assigns of the Company and your heirs and the personal representatives of your estate. The Company will require any successors or assigns to expressly assume and agree to perform this Offer Letter in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

14.	Counterparts; Entire Agreement; Modification. This Offer Letter may be executed in one or more counterparts, and by .pdf, facsimile or other electronic means, all of which taken together shall be deemed to constitute one and the same original. This Offer Letter sets forth the entire agreement between you and the Company on the terms of your employment with the Company and supersedes any prior or contemporaneous promises, representations or agreements by you and the Company, in their entirety, whether written or oral, regarding the terms of your employment with the Company. In the event of any conflict between any of the terms of this Offer Letter and the terms of any other agreement between you and the Company relating to your employment or your compensation or benefits from the Company, the terms of this Offer Letter will be controlling. In the event any provision of this Offer Letter is ever determined to be invalid, illegal or unenforceable, the remaining provisions shall not be affected and shall remain in full force and effect, to the fullest extent permitted by applicable law, and, to the extent permitted under applicable law, the invalid provision will be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted.

This Offer Letter may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

To accept the Company’s offer pursuant to this Offer Letter, please sign and date this Offer Letter in the space provided below. A duplicate original is enclosed for your records.

We are excited to have you join the Company and look forward to receiving a response from you as soon as possible.

[Signature Page Follows]

Sincerely, Jiya Acquisition Corp.

/s/ Rekha Hemrajani
By: Rekha Hemrajani
Title: Chief Executive Officer

Agreed to and accepted:

Signature	/s/ Mayank Gandhi
Name:	Mayank Gandhi
Date:	November 5, 2020

[Signature Page to Offer Letter]